FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. ANNOUNCES MERCHANDISE
MANAGEMENT CHANGE

Secaucus, New Jersey - April 10, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced Jill Kronenberg, Senior Vice President, General Merchandise Manager for The Children’s Place brand since October 2006, has resigned from the Company to spend more time with her family. Dina Sweeney and Celeste Risimini-Johnson, have been promoted to Group Vice President and Vice President, respectively, who between them will divide the responsibilities of Ms. Kronenberg.

Commenting on Ms. Kronenberg’s departure, Chuck Crovitz, Interim Chief Executive Officer, stated, “We thank Jill for the many contributions she has made to the merchandising organization and wish her the best of luck in the future. Jill has been instrumental in our efforts to enhance our merchandise offerings, the initial results of which we have experienced over the Holiday and Spring seasons.”

Said Ms. Kronenberg, “I have appreciated being part of The Children's Place team and believe the brand is headed in the right direction with exciting fashion, color coordinated outfitting, and great value. I am honored to have worked with such a talented and dedicated group of people and wish the Company all the best. I am looking forward to this next stage in my life and spending more time with my family.”

Ms. Sweeney and Ms. Risimini-Johnson are both merchandising veterans of The Children’s Place, each having spent over 15 years with the Company. For the past three years Ms. Sweeney, 42, has overseen the Company’s Canada business, most recently serving as Vice President, Canada, which has experienced substantial growth and profitability under her leadership. In addition to overseeing the Company’s Canada business, in 2007 she was promoted to oversee the Company’s fast growing e-commerce business. Prior to this, she held several positions of increasing responsibility within the merchandising organization, most recently having served as Director of Merchandising.

Ms. Risimini-Johnson, 38, most recently held the position of Senior Director, New Business Initiatives. In 2006, Ms. Risimini-Johnson led the Company’s efforts to launch its store-within-a-store shoe initiative which the Company introduced in 2007. In 2002, Ms. Risimini-Johnson was promoted to oversee the Company’s outlet division, which during her tenure experienced 30% sales growth on a compounded annual basis. Prior to this, she held several positions of increasing responsibility within the merchandising organization, most recently having served as Director of Merchandising. Ms. Risimini-Johnson joined The Children’s Place in 1992.

Mr. Crovitz concluded, “We are delighted to promote Dina and Celeste into these much deserved roles. Dina and Celeste are valued members of our team who have been instrumental to the success of our business over the years. Dina and Celeste are intensely passionate about The Children’s Place brand and what it stands for. We anticipate a smooth leadership transition from Jill to Dina and Celeste and believe the momentum we are experiencing inside the merchandising organization will result in continued improvements to our assortments.”

This morning the Company reported its March sales results in a separate press release. For more information, please see the press release.

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The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children's apparel and accessories. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of April 5, 2008, the Company owned and operated 906 The Children’s Place stores and its online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports on Forms 10-K and 10-Q. Risks and uncertainties relating to the exit of the DSNA business, including the risk that the transaction with The Walt Disney Company may not be approved or may not occur, the risk that any plan or reorganization may not be approved, the risk that claims may be asserted against the Company or its subsidiaries other than Hoop, whether or not such claims have any merit, and that the Company will need to devote substantial resources to defend such claims, the risk that Disney may bring litigation against the Company and assert various claims under the Guaranty Agreement and other agreements relating to the Company's operation of the DSNA business ,the risk that the Company may not be able to access, if necessary, additional sources of liquidity or obtain financing on commercially reasonable terms or at all, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, as well as risks and uncertainties relating to other elements of the Company’s strategic review, could cause actual results, events and performance, including aggregate estimated exit costs, to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Heather Anthony, Senior Director, Investor Relations, (201) 558-2865 Media: Leigh Parrish/Diane Zappas, FD, (212) 850-5600